EXHIBIT 23.4

NSAI  Netherland, Sewell
      & Associates, Inc.

           CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The Board of Directors
Blue Dolphin Energy Company

As independent oil and gas consultants, Netherland, Sewell & Associates, Inc., hereby consents to: (a) the use of our report setting forth our estimates of proved reserves and future revenue, as of December 31, 1999, to the interest of American Resources Offshore, Inc. (ARO) in certain oil and gas properties; (b) all references to our firm included in or made a part of ARO's Annual Report on Form 10-K for the year ended December 31, 1999; and (c) the incorporation by reference thereof into Blue Dolphin Energy Company's Registration Statement on Form S-3.

                                          Netherland, Sewell & Associates, Inc.

                                          by:   /s/ Frederick D. Sewell

                                          its: President

Houston, Texas

May 31, 2000